Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2005

Boulder, Colo., (February 7, 2005) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2005, ended December 31, 2004.

For the second quarter of fiscal 2005, Array reported total revenue of $12.0 million, compared to revenue of $7.6 million for the same period in fiscal 2004.  Revenue increased from recognizing $1.8 million in additional up-front and milestone payments and $2.6 million in research funding from additional collaborations and research tools sales.  Net loss was $4.9 million, or ($0.16) per share, for the second quarter, compared to a net loss of $6.3 million, or ($0.22) per share, for the same quarter in fiscal 2004.  Array ended the second quarter of fiscal 2005 with $96.9 million in cash and marketable securities.

“Array has secured the financial resources to accelerate and broaden our product pipeline focused primarily on treatments for cancer and inflammatory disease,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “With nearly $100 million in available funds, we will increase our investment in proprietary research and plan to advance additional programs into clinical development over the next two years.”

Second Quarter of Fiscal 2005 Accomplishments:

Strengthening Financial Position

•                  Completed an offering of 9.2 million shares of common stock, including the over-allotment option, at $7.75 per share, resulting in net proceeds of approximately $67 million.

•                  Achieved revenue of $12.0 million for the quarter, including the recognition of $1.4 million in revenue from licensing compounds from our lead generation library to a major biotechnology company.  This revenue level exceeded the previous highest quarterly revenue by $1.5 million.

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Advancing Proprietary Research Programs

•                  Continued progress on the Phase I clinical trial for ARRY-142886 (AZD6244), a novel MEK inhibitor for cancer discovered by Array and out-licensed to AstraZeneca.

•                  Initiated manufacturing for regulated preclinical safety testing and formulation studies for Array’s clinical compound in the EGFR/ErbB-2 (dual inhibitor) program for cancer.

•                  Evaluated select compounds in advanced efficacy and tolerability models from the p38 and MEK inhibitor target classes for inflammation and from the ErbB-2 inhibitor target class for cancer.

•                  Continued research on several other proprietary programs that are in early preclinical evaluation, lead optimization and lead generation.

Expanding Research Collaborations

•                  Entered into a new agreement with InterMune, under which InterMune received an exclusive option through March 31, 2005 to begin a hepatitis drug discovery collaboration with Array. Array would be entitled to receive research funding as well as potential future milestone payments and royalties under this new agreement.  In addition, Array expanded the intellectual property rights granted to InterMune, Inc. under an existing hepatitis C drug discovery collaboration in exchange for $2.5 million, which will be recognized as revenue over the two-year period of the related agreement.

Array reported revenue of $21.9 million for the six-month period ended December 31, 2004, compared to revenue of $14.8 million for the same period in fiscal 2004.  Net loss for the six months ended December 31, 2004, was $10.5 million, or ($0.35) per share, compared to a net loss of $12.2 million, or ($0.43) per share, reported in the same period in fiscal 2004.

Array will hold a conference call on Tuesday, February 8, 2005, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, February 8, 2005
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 967-7140
Toll:	(719) 457- 2629
Pass Code:	4641732
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 4641732.  A replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of February 7, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$9,548	$6,907	$16,893	$13,918
License and milestone revenue	2,500	688	5,012	872
Total revenue	12,048	7,595	21,905	14,790

Operating expenses:
Cost of revenue including related research and development	9,464	7,230	18,257	14,482
Research and development for proprietary drug discovery	5,312	4,565	9,794	8,597
Selling, general and administrative	2,341	2,138	4,676	4,078
Total operating expenses	17,117	13,933	32,727	27,157

Loss from operations	(5,069)	(6,338)	(10,822)	(12,367)
Interest income	192	77	330	169
Net loss	$(4,877)	$(6,261)	$(10,492)	$(12,198)

Basic and diluted net loss per share	$(0.16)	$(0.22)	$(0.35)	$(0.43)

Number of shares used to compute per share data	30,706	28,388	29,807	28,324

Summary Balance Sheet Data

(in thousands)

	December 31, 2004	June 30, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$96,928	$37,446
Property, plant and equipment, gross	60,138	57,557
Working capital	81,656	25,905
Total assets	135,564	77,764
Stockholders’ equity	112,812	55,630

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